UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant     ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Definitive Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

THE TOPPS COMPANY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
Common Stock, $0.01 par value per share
(2)	Aggregate number of securities to which transaction applies:

41,678,612 shares of Common Stock of The Topps Company, Inc. (includes 2,938,440 shares underlying options to purchase Common Stock, of which options to purchase 2,261,124 shares are in-the-money and eligible to receive consideration in the transaction, and 22,407 shares of restricted stock)

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:
$385,591,102
(5)	Total fee paid:
$11,831.78

☒	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

On August 22, 2007, The Topps Company, Inc. issued the following statement:

We are extremely disappointed that Upper Deck has withdrawn its tender offer.  This confirms our suspicion that the tender offer was, in fact, a sham.  Upper Deck’s excuses on due diligence illustrate their dishonesty throughout this process.  Yesterday, Topps filed a merger agreement that we were prepared to execute and Topps’ Lead Director made it abundantly clear in the letter of August 20, that the Topps Board was prepared to make available all remaining due diligence requests prior to signing an agreement with Upper Deck.  Specifically, Topps’ letter of August 20, which was publicly filed stated: ‘we have told you time and again (and reiterate again for the record) that once we conclude a consensual agreement with you (but prior to signing, of course), we will provide you with every missing piece of information you have requested.’  We intend to hold Upper Deck accountable for all damages suffered by Topps and our stockholders, as a result of Upper Deck’s actions.